As filed with the Securities and Exchange Commission on August 15, 2014
Registration Statement Nos. 333-181305, 333-181305-01
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
Post-effective Amendment No. 1
to
Form S‑3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________________

UNS ENERGY CORPORATION TUCSON ELECTRIC POWER COMPANY (Exact Name of registrant as specified in its charter)	Arizona Arizona (State of incorporation)	86-0786732 86-0062700 (I.R.S. Employer Identification No.)
88 E. Broadway Boulevard
Tucson, Arizona, 85701
(520) 571‑4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd C. Hixon Esq. Vice President and General Counsel UNS Energy Corporation 88 E. Broadway Boulevard Tucson, Arizona, 85701 (520) 571-4000	Kevin P. Larson Senior Vice President and Chief Financial Officer UNS Energy Corporation 88 E. Broadway Boulevard Tucson, Arizona, 85701 (520) 571-4000
(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:
John T. Hood, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6281
____________________________________________
Approximate date of commencement of proposed sale of the securities to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.
____________________________________________
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[ ]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

	Large Accelerated Filer	Accelerated Filer	Non-Accelerated Filer	Smaller Reporting Company
UNS Energy Corporation	☑	☐	☐	☐
Tucson Electric Power Company	☐	☐	☑	☐

EXPLANATORY NOTE
DEREGISTRATION OF UNSOLD SECURITIES
Pursuant to a Registration Statement on Form S-3 (Registration Statement Nos. 333-181305 and 333-181305-01) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 10, 2012 by UNS Energy Corporation and Tucson Electric Power Company (the “Registrants”) and immediately declared effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended, the Registrants registered (1) an offering by UNS Energy Corporation of its common stock, without par value, pursuant to the UNS Energy Corporation Investment Plus Plan, (2) an unspecified aggregate initial offering by UNS Energy Corporation of its common stock, without par value, and (3) an unspecified aggregate initial offering by Tucson Electric Power Company, a wholly-owned subsidiary of UNS Energy Corporation, of its unsecured debt securities.
On August 15, 2014, pursuant to an Agreement and Plan of Merger dated as of December 11, 2013 (the “Merger Agreement”), entered into by UNS Energy Corporation with FortisUS Inc. (“Fortis”), Color Acquisition Sub Inc., a wholly owned subsidiary of Fortis (“Merger Sub”), and, for limited purposes, Fortis Inc., the parent company of Fortis, Merger Sub merged with and into UNS Energy Corporation (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub ceased and UNS Energy Corporation continued as a wholly-owned subsidiary of Fortis.
As a result of the transactions contemplated by the Merger Agreement, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Registrants in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remained unsold at the termination of the offering, the Registrants hereby remove from registration any of the securities of the Registrants registered under the Registration Statement that remain unsold under the Registration Statement as of the filing date of this Post-Effective Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Tucson, State of Arizona, on August 15, 2014.
UNS ENERGY CORPORATION

By:	/s/ Kevin P. Larson
Kevin P. Larson
Senior Vice President and Chief Financial Officer

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized to sign, in the City of Tucson, State of Arizona, on August 15, 2014.
TUCSON ELECTRIC POWER COMPANY

By:	/s/ Kevin P. Larson
Kevin P. Larson
Senior Vice President and Chief Financial Officer